Exhibit 99.5

[LETTERHEAD OF RBC CAPITAL MARKETS, LLC]

The Board of Directors

Media General, Inc.

333 E. Franklin Street

Richmond, Virginia 23219

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 26, 2016, to the Board of Directors of Media General, Inc. (“Media General”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinions of Media General’s Financial Advisors — Opinion of RBC Capital Markets, LLC” and “CHAPTER ONE: THE TRANSACTION — Opinions of Media General’s Financial Advisors — Opinion of RBC Capital Markets, LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Media General and Nexstar Broadcasting Group, Inc. (“Nexstar”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Nexstar (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC Capital Markets, LLC
RBC CAPITAL MARKETS, LLC

March 22, 2016